Exhibit 99.1
Infinity Pharmaceuticals Reports Full Year 2020 Financial Results and Provides Update on
Eganelisib Development

– MARIO-275 data at ASCO GU demonstrate eganelisib benefits across ORR, DCR, and PFS in PD-L1 low, 2L advanced UC patients; planning registration enabling study –

–MARIO-3 initial data at SABCS demonstrate tumor reduction in 100% of patients and an ORR of 69.2%, irrespective of PD-L1 status, in 1L TNBC patients; updates in 1H ’21 and 2H ‘21 –

– MARIO-1 data at SITC demonstrate eganelisib benefits across ORR and DCR in melanoma and SCCHN patients who had progressed on a CPI as their immediate prior therapy –

– Significantly strengthened balance sheet to execute on the next phase of eganelisib development with $92M public offering –

CAMBRIDGE, Mass., March 16, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced its full year 2020 financial results and provided an update on the Company, including recent progress with eganelisib.

“Over the past months, we have presented transformative data across multiple indications, I/O combinations, and lines of therapy which together demonstrate the broad potential of eganelisib to improve upon standard of care therapy across a broad range of treatment settings addressing some of the most challenging unmet needs in oncology,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Our data from MARIO-275, a randomized, double-blind, placebo controlled study, clearly demonstrate the benefit of adding eganelisib to nivolumab monotherapy, a standard of care in advanced 2L urothelial cancer, with improved ORR, DCR and PFS as compared to nivolumab monotherapy. Striking benefits were observed in the PD-L1 low patient population, who are underserved by checkpoint inhibitor monotherapy and represent the majority of this patient population. Based on these results, we are planning a registration enabling study in this population.
“Compelling safety and efficacy results presented at SITC, SABCS, and GU ASCO suggest that eganelisib may have broad potential to improve outcomes in both PD-L1 low and high patients across tumor types, driven by the immune modulatory mechanism of eganelisib targeting macrophages and other myeloid-derived immune cells,” said Brian Schwartz, M.D., consulting Chief Physician of Infinity. “Our initial results from MARIO-3 show that adding eganelisib to an approved front-line regimen in TNBC provide clear patient benefit above standard-of-care atezolizumab and nab-paclitaxel. We observed tumor reductions in 100% of evaluable patients, irrespective of PD-L1 status, and are excited by the broad potential of this novel triplet regimen in both PD-L1 low and high patients given the significant unmet need in this aggressive and difficult-to-treat disease. We look forward to presenting additional data in the first and second half of this year, which will include increased patient numbers, response rate, disease control rate and initial response durability data, with preliminary PFS data by the end of the year. In parallel, the RCC cohort of MARIO-3 continues to advance with data from this proof-of-concept study in a novel triplet regimen expected in the first half of 2022. With our recently strengthened balance sheet, we will continue to advance our development of eganelisib across multiple indications, leveraging data from MARIO-275 in UC, MARIO-3 in TNBC, as well as the ARC-2 data presented by Arcus Biosciences at SABCS in second line TNBC and are evaluating opportunities to further unlock the potential of eganelisib in melanoma and SCCHN from MARIO-1 and in ovarian cancer from the ARC-2 study as we seek to improve outcomes in multiple treatment settings and patient populations including those least likely to respond to immunotherapies.”
Recent Updates and Program Guidance:
MARIO-275 and Advanced Urothelial Cancer
•Presented positive data from the MARIO-275 randomized, placebo-controlled Phase 2 study evaluating eganelisib in combination with Opdivo® in platinum-refractory, I/O naïve patients with advanced urothelial cancer (aUC), in collaboration with Bristol Myers Squibb (BMS) at the 2021 ASCO Genitourinary Cancers Symposium

◦Combination of eganelisib with nivolumab demonstrated improved ORR, DCR, and PFS versus 2L standard of care nivolumab monotherapy
◦Greatest benefit of eganelisib with nivolumab combination therapy over nivolumab monotherapy was observed in the PD-L1 low patient population (n=23) with improvement over nivolumab monotherapy (n=7) for overall response rate (ORR) (26% vs. 14%); disease control rate (DCR) (57% vs. 14%); and best responses of complete response (CR) (9% vs. 0%), and stable disease (SD) (30% vs. 0%)
◦PD-L1 low patients demonstrated an extended progression free survival (PFS) with a hazard ratio of 0.54 reflecting a 46% reduction in probability of progression
◦The combination of eganelisib and nivolumab was well tolerated at the 30mg once daily dose
◦Translational data support immune modulatory mechanism of action of eganelisib with increased immune activation and decreased immune suppression observed in both the PD-L1 high and low patient populations
•Infinity is planning a registration enabling study leveraging findings from MARIO-275. After initial feedback from the U.S. Food and Drug Administration (FDA), additional trial details are expected by the end of Q2 2021, and will likely focus on PD-L1 low aUC patients with a 30 mg QD dose of eganelisib.
MARIO-3 Triple Negative Breast Cancer Cohort
•Presented positive data from the ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate eganelisib in a novel triple combination in the front-line setting, adding to the approved doublet of Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) at the 2020 San Antonio Breast Cancer Symposium
◦100% of evaluable patients (n=13) demonstrated tumor reduction with a clinical benefit (disease control rate) in 92% of patients (12/13)
◦69.2% (9/13) overall response rate (ORR) with best responses of complete response (CR) or partial response (PR)
◦100% (5/5) ORR (CR + PR) with 1 CR and 4 PRs observed in PD-L1 high patients
◦50% (4/8) ORR (CR + PR) with 4 PRs observed in PD-L1 low patients
◦The novel triple combination treatment with eganelisib, atezolizumab (atezo) and nab-paclitaxel (nab-pac) demonstrated safety in line with expectations of the component drugs with no additive or new safety signals
◦Translational data support immune modulatory mechanism of action of eganelisib with increased immune activation and decreased immune suppression observed in both the PD-L1 high and low patient populations
•Additional data presentations from the TNBC cohort of MARIO-3 are expected in the first and second half of 2021 with increased patient numbers and early durability data which will include progression free survival in the second half of 2021.
•Completion of enrollment is expected in the 2H 2021.
MARIO-3 Renal Cell Carcinoma Cohort
•Data from the ongoing, proof-of-concept novel triple combination of eganelisib with Tecentriq and Avastin® in the front line setting in renal cell cancer (RCC) are expected in the first half of 2022.
MARIO-1
•MARIO-1 melanoma and squamous cell carcinoma of the head and neck (SCCHN) cohorts were designed to isolate the clinical benefit of eganelisib by examining clinical activity in patients not expected to respond to checkpoint inhibitors due to progression following immediately prior checkpoint inhibitor therapy which were presented at the 35th Anniversary Annual Meeting of the Society for Immunotherapy of Cancer (SITC). The data presented demonstrated that eganelisib had a manageable safety and tolerability profile with ORR ≥ 20% and DCR ≥ 40% in melanoma and SCCHN patients who had progressed on a CPI as their immediate prior therapy after having ≤ 2 prior lines of therapy and support the ongoing strategic prioritization of earlier lines of treatment with eganelisib.

Arcus Collaboration
•Data presented at the 2020 San Antonio Breast Cancer Symposium from the Phase 1b collaboration study conducted by Arcus Biosciences, evaluating a checkpoint-inhibitor free, novel triple-combination regimen of eganelisib + etrumadenant (AB928, a dual adenosine receptor antagonist) + Doxil® in advanced TNBC patients demonstrated improved activity on top of the doublet therapy of etrumadenant +Doxil®. The triplet including eganelisib demonstrated numerical ORR benefit over the doublet in the overall cohort population (42% vs 11%) as well as in the ovarian cancer patient subset (75% vs 14%) and the TNBC patient subset (25% and 9%).
Corporate Update
•Significantly strengthened balance sheet with the successful completion in February 2021 of a $92 million public offering with approximately $86 million net proceeds to support execution on the next phase of eganelisib development.
Full Year 2020 Financial Results:
•At December 31, 2020, Infinity had total cash, cash equivalents and available-for-sale securities of $34.1 million, compared to $42.4 million at December 31, 2019.
•Revenue during 2020 was $1.7 million, which relates to royalties on net sales of Copiktra® from Verastem, Inc. and Secura Bio, Inc., who purchased the rights to Copiktra in 2020. Revenue during 2019 was $3.0 million which primarily relates to the achievement of a $2.0 million milestone from PellePharm.
•Research and development expense for 2020 was $26.8 million, compared to $27.1 million in 2019.
•General and administrative expense was $12.4 million for 2020, compared to $14.3 million for 2019. The decrease in G&A expense in 2020 compared to 2019 was primarily due to a decrease of $0.8 million in compensation, primarily related to a reduction in stock compensation, and a decrease of $0.5 million in professional services.
•Net loss for 2020 was $40.5 million, or a basic and diluted loss per common share of $0.68, compared to a net loss of $47.1 million, or a basic and diluted loss per common share of $0.83 for 2019. The decrease in net loss was mostly driven by a decrease in royalty expense in 2020. In 2019, Takeda consented to the sale of the royalties to HealthCare Royalty Partners III, L.P. (HCR) and agreed to forego its rights to an equal share of the royalties due from Secura Bio. In exchange, we paid Takeda $6.7 million representing 25% of the net proceeds from the royalty monetization which we recognized as royalty expense in 2019.

Financial Outlook: Infinity’s 2021 financial guidance, following the closing in February 2021 of a $92 million public offering of Infinity’s common stock is as follows:
•Net Loss: Infinity expects net loss for 2021 to range from $40 million to $50 million.
•Cash and Investments: Infinity expects to end 2021 with a year-end-cash, cash equivalents and available for sale securities balance ranging from $70 million to $80 million.
•Infinity's financial guidance does not include
◦additional funding or business development activities, or
◦a potential $5 million milestone payment from BVF for positive patidegib Phase 3 data and any milestones from, or the sale of the company’s equity interest in, PellePharm
Conference Call Information
Infinity will host a conference call today, March 16, 2021, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 7174736. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib
Infinity Pharmaceuticals, Inc. (“Infinity” or the “Company”), is a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which addresses a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. MARIO-275 is a randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (AB928, a dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; planned analyses in MARIO-275; plans to participate in scientific presentations; clinical trial enrollment projections; the impact of the COVID-19 pandemic on the Company’s clinical studies, business operations and financial guidance; the timing of further clinical trial updates from the Company; the Company’s guidance with respect to net loss, cash and cash equivalents and cash runway; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Cash, cash equivalents and available-for-sale securities	$34,108	$42,444
Other current assets	1,912	2,137
Property and equipment, net	1,710	2,186
Other long-term assets	1,589	2,247
Total assets	$39,319	$49,014

Accounts payable and accrued expenses	$11,047	$9,698
Liability related to sale of future royalties, net[1]	28,021	29,626
Liability related to sale of future royalties to a related party, net[2]	21,559	—
Operating lease liability, less current portion	1,436	1,926
Long-term liabilities	245	38
Total stockholders’ equity (deficit)	(22,989)	7,726
Total liabilities and stockholders’ equity	$39,319	$49,014

1 In the first quarter of 2019, Infinity recognized $30.0 million in gross cash proceeds received from the HealthCare Royalty Partners III, L.P. (HCR) agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $30.0 million from HCR.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the Biotech Value Fund Partners, L.P. (BVF) funding agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $20.0 million from BVF.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Year Ended December 31,
	2020	2019
Collaboration revenue	$—	$2,000
Royalty revenue	1,719	1,049
Total revenues	1,719	3,049
Operating expenses:
Research and development	26,761	27,116
General and administrative	12,418	14,289
Royalty expense[1]	1,037	7,308
Total operating expenses	40,216	48,713
Loss from operations	(38,497)	(45,664)
Other income (expense):
Investment and other income	450	1,116
Interest expense	(153)	(2,563)
Related party interest expense[2]	(2,292)	—
Total other expense	(1,995)	(1,447)
Loss before income taxes	(40,492)	(47,111)
Income taxes benefit	—	54
Net loss	$(40,492)	$(47,057)
Basic and diluted loss per common share	$(0.68)	$(0.83)
Basic and diluted weighted average number of common shares outstanding	59,857,860	56,983,652

1 In the first quarter of 2019, Infinity recognized $6.7 million of royalty expense, which reflects Takeda’s share of the $30.0 million gross proceeds received from HCR for the monetization of Copiktra royalties.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the BVF funding agreement as a liability that will be amortized using the effective interest method over the life of the arrangement, in accordance with accounting guidance for royalty monetization.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-430-7577